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                                                                     Exhibit 4.3


                           WHALE SECURITIES CO., L.P.
                               Investment Bankers
                                650 Fifth Avenue
                              New York, N.Y. 10019

                              Venture Seismic Ltd.

                      IMPORTANT - IMMEDIATE ACTION REQUIRED

                                November 7, 1997

Dear Warrantholder:

Venture Seismic Ltd. (the "Company") has called for redemption on December 16, 1997 of all of its outstanding Redeemable Warrants for cash at the redemption price of $.10 per Warrant ("Redemption Price"). A copy of the Notice of Redemption and Letter of Transmittal is enclosed.

The Company is entitled to redeem the Warrants because it has satisfied the condition of redemption - namely, that the average closing bid price of the Common Shares of the Company exceeded $9.00 for a period of twenty (20) consecutive business days ending within three (3) days of the date of mailing of the enclosed. This condition was satisfied on November 6, 1997. Warrants are exercisable for one Common Share of the Company at the Exercise Price of $6.00. After 5:00 p.m., New York Time, on Monday, December 15, 1997 the Warrants will no longer be exercisable for Common Shares and the holders will only have the right to receive the Redemption Price. The Warrants will be redeemed on the next day, Tuesday, December 16, 1997.

We urge you to consider two alternatives to redemption which are available to you and which may be more beneifical to you than redemption. These alternatives are:

        1.  Exercise of the Warrants for Common Shares

           Each Warrant is exercisable for one Common Share of the Company. The Exercise Price of a Warrant is $6.00. The closing bid price of the Company's Common Shares as reported by Nasdaq on November 6, 1997 was $8.875 and during the period from October 10, 1997 through November 6, 1997 the closing bid price of the Common Shares ranged from a high of $9.875 to a low of $8.00 per share.


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        2.  Sale of Warrants in the open market

           Warrants may be sold in the open market. You should consult your own broker as to this procedure and for current market quotations. On November 6, 1997 the closing bid price for the Warrants to purchase one Common Share was $2.625.

Warrantholders who wish to exercise their rights to purchase Common Shares may do so by delivering their Warrants and the Exercise Price to American Stock Transfer and Trust Company, as Warrant Agent, on or before 5:00 p.m., New York Time, on December 15, 1997. The Subscription Form on the reverse side of each such Warrant must be completed and signed by the Warrantholder and the signature guaranteed by an eligible institution as more fully described in the accompanying Notice of Redemption.

The method of delivery of the Warrants to American Stock Transfer and Trust Company is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested. Note that in order to be exercised, a Warrant must be received by the Warrant Agent prior to 5:00 p.m. New York Time on December 15, 1997 and Warrants which may not been received by such date will not be exercised, but will be redeemed, provided, that if payment of the Exercise Price is received by the Warrant Agent prior to 5:00 p.m. New York Time on December 15, 1997, broker-dealers have five (5) business days to deliver Warrant certificates held in "street name" to the Warrant Agent.

Whale Securities Co., L.P. is acting as the Company's Solicitation and Information Agent in connection with the exercise of the Warrants and is entitled to a fee equal to 5% of the exercise price of the Warrants under certain circumstances.

Questions and requests for assistance should be directed to Eamon Twomey at Whale Securities Co., L.P. at (212) 484-3622.


                                    Very truly yours,

                                    /s/ Whale Securities Co., L.P.


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                              VENTURE SEISMIC LTD.

                               REDEEMABLE WARRANTS

                              NOTICE OF REDEMPTION

                                November 7, 1997

Venture Seismic Ltd. ("the Company") hereby exercises its right, pursuant to the Warrant Agreement dated as of November 6, 1995 among the Company, American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent") and Whale Securities Co.,L.P. ("Whale") to redeem all of the Company's then outstanding Redeemable Warrants (the "Warrants").

Terms of Redemption

        Redemption Date:  Tuesday, December 16, 1997 (the "Redemption Date")

        Redemption Price:  $.10 per Warrant

        Last Date for Redemption:  Monday, December 15, 1997

Cessation of Right to Exercise and Other Rights of Warrantholders

The right of Warrantholders to exercise their Warrants to purchase common shares, no par value per share (the "Common Shares"), of the Company will terminate at 5:00 p.m., New York Time on December 15, 1997. After such time, holders of Warrants will have no rights except to receive, upon surrender of the Warrants, the Redemption Price. The Redemption Price is substantially less than either (i) the market price of the Common Shares receivable upon exercise of the Warrant or (ii) the price that could be obtained upon the sale of the Warrants in the open market.

Redemption Procedure

Payment of the amount to be received on redemption will be made by the Company upon the presentation and surrender of the Warrants for payment at any time on or after the Redemption Date. To surrender the Warrants for redemption, Warrant holders should deliver certificates representing the Warrants to the Warrant Agent at the following address:

                     American Stock Transfer & Trust Company
                                 40 Wall Street
                            New York, New York 10005
                                 Attn: Exchanges



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On or before the Redemption Date, the Company will deposit with the Warrant
Agent an amount sufficient to redeem all of the Warrants along with irrevocable instructions to pay the Redemption Price for each Warrant upon the surrender of the Warrant certificate evidencing such Warrant.

Exercise Rights

In lieu of surrendering the Warrants for redemption, Warrantholders may, at their option, exercise their Warrants to purchase Common Shares. After 5:00 p.m., New York Time, on December 15, 1997 Warrants will no longer be exercisable for Common Shares.

Exercise Price

Each Warrant entitles the holder to purchase one Common Share at a price of $6.00 per share. The closing bid price per Common Share as reported by Nasdaq on November 6, 1997 was $8.875. From October 10, 1997 through November 6, 1997 the reported closing bid price on Nasdaq ranged from a high of $9.875 to a low of $8.00 per share. On November 6, 1997 the closing bid price per Warrant was $2.625.

Exercise Procedure

Holders who wish to exercise their Warrants and avoid redemption must do the following:

1. Complete and sign the "Subscription Form" on the reverse side of each Warrant certificate in the exact name in which the Warrant certificate is issued and, unless the Warrantholder is an Eligible Institution (as defined below), have such signature guaranteed by a financial institution (a commercial bank, savings and loan association, credit union or brokerage house) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), and

2. Submit (or have their broker submit) to the Warrant Agent at the address indicated above (a) the Warrant Certificate and (b) the payment of the Exercise Price for each Warrant exercised. Payments must be made only by official bank or certified check payable to "Venture Seismic Ltd.".

The Warrant certificate and the corresponding payment of the Exercise Price must arrive at the office of the Warrant Agent prior to 5:00 p.m. New York Time on December 15.



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1997; provided, however, that if the Warrant Agent receives payment of the
Exercise Price prior to 5:00 p.m. New York Time on December 15, 1997 broker-dealers shall have five (5) business days to deliver Warrant certificates held in "street name" to the Warrant Agent.

Solicitation Agent

Whale is acting as the Company's Solicitation and Information Agent in connection with the exercise of the Warrants and will be available to assist Warrantholders requesting information or to respond to questions as to the procedure for exercise. Whale is entitled to a fee equal to 5% of the exercise price of the Warrants under certain circumstances. Questions and requests for assistance should be directed to Eamon Twomey at Whale Securities Co., L.P. at
(212) 484-3622.

        ANY WARRANT RECEIVED WHICH IS NOT ACCOMPANIED BY PAYMENT OF THE EXERCISE PRICE OR WHICH IS RECEIVED WITHOUT THE SUBSCRIPTION FORM HAVING BEEN COMPLETED AND SIGNED WILL BE DEEMED TO HAVE BEEN DELIVERED FOR REDEMPTION AND NOT FOR EXERCISE.

Prospectus

A prospectus will be delivered to Warrantholders which covers the shares to be issued upon exercise of the Warrants. The Company has filed with the Securities and Exchange Commission a post-effective amendment, which has not yet been declared effective, covering the Common Shares to be issued upon exercise of the Warrants. In the event that a current prospectus is unavailable prior to 5:00 pm on Monday, December 15, 1997, the Company intends to extend the Redemption Date. No exercise will be confirmed until the Company has complied with the prospectus delivery requirements of the federal securities laws. If required by applicable law, upon delivery to you of a final prospectus you will have an opportunity to rescind your exercise and receive a refund of the Exercise Price within a limited time after receiving a final prospectus.